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      FORM 4                                               OMB APPROVAL
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                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Cornell                              Helen                          W.
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(Last)                               (First)                     (Middle)

Gardner Denver, Inc.
1800 Gardner Expressway
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                                  (Street)
Quincy                                         IL                 62301
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(City)                                       (State)              (Zip)
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2. Issuer Name AND Ticker or Trading Symbol

Gardner Denver, Inc. (GDI)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

February 24, 2003
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer
             (Check all applicable)
[   ]   Director                            [   ]   10% Owner
[ x ]   Officer (give title below)          [   ]   Other (specify below)

Vice President, Strategic Planning and Operations Support
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7. Individual or Joint/Group Filing (Check Applicable Line)

  X   Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
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                                     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                                        OR BENEFICIALLY OWNED
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                                                                                                                6.
                                                                4.                              5.              Owner-
                                                                Securities Acquired (A) or      Amount of       ship
                                                   3.           Disposed of (D)                 Securities      Form:     7.
                                    2A.            Transaction  (Instr. 3, 4 and 5)             Beneficially    Direct    Nature of
                      2.            Deemed         Code         ------------------------------- Owned Following (D) or    Indirect
1.                    Transaction   Execution      (Instr. 8)                   (A)             Reported        Indirect  Beneficial
Title of Security     Date          Date, if any   ------------     Amount      or     Price    Transaction(s)  (I)       Ownership
(Instr. 3)            (Month/       (Month/         Code     V                  (D)             (Instr. 3       (Instr. 4)(Instr. 4)
                      Day/Year)     Day/Year)                                                   and 4)
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Common Stock          1/2/03                        P            478(1)          A     17.0800     479           D
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                                                                                                35,450           I        Helen W.
                                                                                                                          Cornell
                                                                                                                          Revocable
                                                                                                                          Trust
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                                                                                                 5,872(2)        I        401(k) &
                                                                                                                          Excess
                                                                                                                          Plan
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                            TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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                                                                                                          9.
                                                                                                          Number of 10.
                                                                                                          Deriv-    Owner-
                  2.                                                                                      ative     ship
                  Conver-                          5.                            7.                       Secu-     Form of  11.
                  sion                             Number of                     Title and Amount         rities    Deriv-   Nature
                  or              3A.              Derivative   6.               of Underlying    8.      Bene-     ative    of
                  Exer-           Deemed  4.       Securities   Date             Securities       Price   ficially  Secu-    In-
                  cise    3.      Execu-  Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4) of      Owned     rities:  direct
                  Price   Trans-  tion    action   or Disposed  Expiration Date  ---------------- Deriv-  Following Direct   Bene-
1.                of      action  Date,   Code     of (D)       (Month/Day/Year)           Amount ative   Reported  (D) or   ficial
Title of          Deriv-  Date    if any  (Instr.  (Instr. 3,   ----------------           or     Secu-   Trans-    Indirect Owner-
Derivative        ative   (Month/ (Month/ 8)       4 and 5)     Date     Expira-           Number rity    action(s) (I)      ship
Security          Secu-   Day/    Day/    ------   ------------ Exer-    tion              of     (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)        rity    Year)   Year)   Code V    (A)   (D)   cisable  Date    Title     Shares 5)      4)        4)       4)
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Exployee Stock
Option
(Right to buy)   17.6850  2/24/03          A        9,600       (3)      2/24/13 Common Stk.  9,600          9,600    D
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Explanation of Responses:

(1) Acquired 478 shares under the GDI employee stock purchase plan in January, 2003.
(2) Between 6/01/02 and 2/24/03 the reporting person has acquired 334 shares under the Company's Retirement Savings Plan, a 401(k) plan, and the related Supplemental Excess Defined Contribution Plan. The information reported herein is based on a report dated as of 2/24/03 from the Plan's recordkeeper, JP Morgan/American Century.
(3) The options, granted under the Company's Long-Term Incentive Plan, as amended, are exerciseable in cumulative increments of one-third each on 2/24/04, 2/24/05 and 2/24/06.

          /s/ Helen W. Cornell                               February 25, 2003
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     **Signature of Reporting Person                              Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.